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                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING        SEC FILE NUMBER
                                                         33-960-70-LA


(Check One):	[ ] Form 10-K	[ ] Form 20-F	[ ] Form 11-K
		[x] Form 10-QSB [ ] Form N-SAR

       For Period Ended:  June 30, 2000
            [  ] Transition Report on Form 10-K
            [  ] Transition Report on Form 20-F
            [  ] Transition Report on Form 11-K
            [  ] Transition Report on Form 10-Q
            [  ] Transition Report on Form N-SAR
            For the Transition Period Ended: _______________________

       Read Instruction (on back page) Before Preparing Form.
                        Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Thanksgiving Coffee Company, Inc.
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Full Name of Registrant

19100 South Harbor Drive
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Address of Principal Executive Office (Street and Number)

Fort Bragg, CA  95437
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City, State and Zip Code


PART II - Rules 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-
25(b), the following should be completed.  (Check box if appropriate)

     (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

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     (b)  The subject annual report, semi-annual report,
[X] transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(C) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

    The Registrant was unable to file the Form 10-QSB for the quarter ended June 30, 2000 without unreasonable effort or expense due to the delays in gathering information for inclusion therein.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Joan Katzeff            707              964-0118
         ------------        -----------     ------------------
            (Name)           (Area Code)     (Telephone Number)

(2)  Have all other periodic reports required under
     Section 13 or 15(d) of the Securities Exchange Act of
     1934 or Section 30 of the Investment Company Act of 	[X] Yes
     1940 during the preceding 12 months or for such shorter	[ ] No
     period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

(3)  Is it anticipated that any significant change in
     results of operations from the corresponding period for
     the last fiscal year will be reflected by the earnings	[ ] Yes
     statements to be included in the subject report or  	[X] No
     portion thereof?

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                  Thanksgiving Coffee Company, Inc.
		  ---------------------------------
            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereto duly authorized.

Date  August 11, 2000          By   /s/ Joan Katzeff
                                     _________________________
                                     Joan Katzeff
                                     President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.